Exhibit 10.1

REAL ESTATE PURCHASE CONTRACT
AND ESCROW INSTRUCTIONS

BETWEEN

McLeodusa incorporated
A delaware corporation
(“SELLER”)

AND

LIFE INVESTORS INSURANCE COMPANY OF AMERICA,
AN IOWA CORPORATION
(“BUYER”)

REAL ESTATE PURCHASE CONTRACT AND ESCROW INSTRUCTIONS

October 28, 2005

6400 C Street SW, Cedar Rapids, IA 52404 and Related Real Property

McLeodUSA Incorporated, a Delaware corporation, as Seller

Life Investors Insurance Company of America, an Iowa corporation, as Buyer

TABLE OF CONTENTS

1.	DEFINITIONS

2.	PROPERTY; LEASES TO SELLER

3.	CONSIDERATION

4.	ESCROW

5.	DUE DILIGENCE PERIOD

6.	CLOSING

7.	REPRESENTATIONS AND WARRANTIES; COVENANTS

8.	BREACH

9.	TAKING BY EMINENT DOMAIN

10.	INSURANCE; DAMAGE OR DESTRUCTION PRIOR TO CLOSING

11.	AGENTS

12.	INDEMNIFICATION FOLLOWING CLOSING

13.	NOTICES

14.	ASSIGNS

15.	GOVERNING LAW

16.	COUNTERPARTS

17.	WAIVER

18.	CONSTRUCTION

19.	ATTORNEYS’ FEES

20.	CONFIDENTIALITY

21.	ENTIRE AGREEMENT

22.	NEGOTIATIED TERMS

23.	TIME IS OF THE ESSENCE

SCHEDULE OF EXHIBITS

REAL ESTATE PURCHASE CONTRACT
AND ESCROW INSTRUCTIONS

This REAL ESTATE PURCHASE CONTRACT AND ESCROW INSTRUCTIONS (the “Contract”) is made and entered into as of October 28, 2005, by and between McLeodUSA Incorporated, a Delaware corporation (“Seller”), and Life Investors Insurance Company of America, an Iowa corporation (“Buyer”).

DEFINITIONS

Defined terms used in this Contract shall have the following meanings:

“363 Sale Motion” shall have the meaning set forth in Section 7.5.

“AAA” shall have the meaning set forth in Section 12.5.

“Additional Encumbrances” shall have the meaning set forth in Section 5.2.

“Arbitrator” shall have the meaning set forth in Section 12.5.

“Assigned Property” shall have the meaning set forth in Section 2.1(c).

“Bankruptcy Code” means Title 11 and applicable portions of Titles 18 and 28 of the United States Code, as amended from time to time.

“Bankruptcy Court” means the U.S. Bankruptcy Court for the Northern District of Illinois (Eastern Division).

“Bill of Sale” means the Bill of Sale duly executed by Seller and Buyer in the form attached hereto as Exhibit F, dated as of the Closing Date and conveying to Buyer the Personal Property and the Assigned Property.

“Building” shall have the meaning set forth in Section 2.1(b).

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in Cedar Rapids, Iowa are authorized or obligated by law to be closed.

“City” shall have the meaning set forth in Section 5.5.

“Claims Response” shall have the meaning set forth in Section 12.5.

“Closing” and “Closing Date” shall have the meanings set forth in Section 6.1.

“Code” shall have the meaning set forth in Section 7.1(x).

“Confirmation Order” shall have the meaning set forth in Section 7.5.

“Contract Inspector” shall have the meaning set forth in Section 5.3(c).

“Deed” means a Deed in substantially the form attached to this Contract as Exhibit E, fully executed and acknowledged by Seller, dated as of the Closing Date, conveying the Real Property to Buyer.

“Deposit” means an earnest money deposit in the form of cash and in the amount of Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00).

“Disputed Item” shall have the meaning set forth in Section 12.5.

“Disputes” shall have the meaning set forth in Section 12.5.

“Due Diligence Period” shall mean, subject to the provisions of Section 5.1, the period expiring at 5:00 PM Central Standard Time on November 28, 2005.

“Elected Operating Contracts” shall have the meaning set forth in Section 5.6.

“Encumbrances” means all liens, claims, interests, security interests, restrictions, reservations (including mineral rights reserved to a third party), easements, rights-of-way, encroachments and other matters affecting title to the Property.

“Environmental Laws” means all laws, statutes, ordinances, regulations and orders of any Governmental Authority in effect as of the Closing Date to the extent that they pertain to pollution or protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes.

“Environmental Reports” means all tests, studies, reports or surveys with respect to the environmental condition of the Property which were made by or on behalf of Seller or are otherwise in Seller’s possession or readily available to Seller, including, without limitation, all environmental site assessments.

“Escrow” means the Republic Title of Texas, Inc. escrow opened or to be opened for the purpose of accumulating and distributing funds and documents of the parties in connection with the conveyance of the Property by Seller to Buyer.

“Escrow Money” means the Deposit plus all interest accrued thereon.

“Financing Encumbrance” means an Encumbrance evidencing an obligation to pay money, including, without limitation, mortgages, collateral and other assignments of rent, security agreements, financing statements, mechanics’ liens, and judgment liens.

“Governmental Authority” means any federal, state or local agency with jurisdiction to decide, regulate, or affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Real Property.

“Hazardous Material” means any substance defined as a “Hazardous Substance”, “Oil”, “Pollutant” or “Contaminant” in the National Oil and Hazardous Substances Contingency Plan, 40 C.F.R. §300.5.

“Holdback Account” shall have the meaning set forth in Section 12.5.

“Holdback Amount” shall have the meaning set forth in Section 12.5.

“Holdback Claims” shall have the meaning set forth in Section 12.5.

“Holdback Expiration Date” shall have the meaning set forth in Section 12.5.

“Improvements” shall have the meaning set forth in Section 2.1(a).

“Land” shall have the meaning set forth in Section 2.1.

“Leases” shall have the meaning set forth in Section 2.2.

“Martha’s Way Building” shall have the meaning set forth in Section 2.2.

“Martha’s Way Lease” shall have the meaning set forth in Section 2.2.

“Office Building” shall have the meaning set forth in Section 2.1(a).

“Operating Contracts” means all contracts between Seller and any third party relating to the operation, maintenance or repair of the Property, including, but not limited to, maintenance, service and utility contracts; and guarantees and warranties of manufacturers, contractors, subcontractors, servicers, suppliers and installers.

“Panel” shall have the meaning set forth in Section 12.5.

“Permitted Encumbrances” means (i) zoning and building laws or ordinances, provided that none of the same are violated by the Real Property or the use thereof; (ii) the liens of current real estate taxes and water and sewer charges, all of which shall be prorated at Closing; (iii) any other matter approved by Buyer pursuant to the provisions of Section 5.2 and (iv) Encumbrances that will be released at or prior to Closing by payment or order of the Bankruptcy Court (whether contained in the Confirmation Order or otherwise).

“Personal Property” shall have the meaning set forth in Exhibit B.

“Plan” shall have the meaning set forth in Section 7.5.

“Premises” shall have the meaning set forth in Section 2.2.

“Property” means, collectively, the Real Property, the Personal Property and the Assigned Property.

“Property Information” shall have the meaning set forth in Exhibit D.

“Property Lease” shall have the meaning set forth in Section 2.2.

“Purchase Price” shall have the meaning set forth in Section 3.

“Real Property” means, collectively, the Land and the Improvements.

“Redevelopment Agreement Assignment” shall have the meaning set forth in Section 5.5.

“Remaining Holdback Amount” shall have the meaning set forth in Section 12.5.

“Reorganized Seller” means any successor to Seller by merger, consolidation, or otherwise, on or after the effective date of the Plan, after giving effect to the transactions occurring on such effective date.

“Sale Order” shall have the meaning set forth in Section 7.5.

“Seller Response Date” shall have the meaning set forth in Section 5.2.

“Seller’s Damage Notice” shall have the meaning set forth in Section 10.2(a).

“Seller’s Knowledge” shall have the meaning set forth in Section 7.1.

“Seller’s Lenders” means, collectively, the holders of all outstanding loans to Seller that are permitted or have a right to vote with respect to the Plan.

“Seller’s Response” shall have the meaning set forth in Section 5.2

“Seller’s Surviving Obligations” shall have the meaning set forth in Section 12.5.

“Space Lease” means any lease, license agreement or other instrument permitting any Tenant the right to use or occupy any portion of the Real Property for any purpose.

“Staging Plan” shall have the meaning set forth in Section 6.7.

“Steering Committee” means, collectively, the six members of the lenders’ steering committee formed in connection with the contemplated Bankruptcy Case.

“Survey” means an Urban ALTA/ACSM Land Title Survey of the Real Property to be obtained by Buyer, as provided in Section 5.2.

“Tenant” means any party having any use or occupancy rights with respect to any portion of the Real Property, including, without limitation, tenants, subtenants, and licensees, but excluding any party that has rights to use the Real Property or any portion thereof pursuant to a recorded instrument.

“Title Company” means Republic Title, of Texas, Inc., at its office located at 1909 Woodall Rodgers Freeway, Suite 400, Dallas, Texas 75201, Attn: Joe Stoutt, Telephone Number (214) 754-7000; Telecopier Number (214) 303-0935.

“Title Policy” means an ALTA Owner’s Policy of Title Insurance, in an amount equal to the Purchase Price, issued by Title Company, insuring that Buyer is the owner of fee simple title to the Real Property and including such customary endorsements as may be required by Buyer (to the extent the same are available in the State of Iowa), subject only to the Permitted Encumbrances.

“Title Report” means a new preliminary title report or title commitment from Title Company for the Real Property, together with copies of all documents referred to therein.

“Title Review Period” shall have the meaning set forth in Section 5.2.

“Title Review Deadline” shall have the meaning set forth in Section 5.2.

“Warehouse” shall have the meaning set forth in Section 2.1(a).

2.                                      PROPERTY; LEASES TO SELLER

2.1                               PROPERTY TO BE CONVEYED

Subject to the terms, provisions and conditions hereinafter set forth, Buyer hereby agrees to buy and Seller hereby agrees to sell the Property. The Property includes marketable title in fee simple to that parcel of land comprising approximately 168.92 acres commonly referred to as McLeodUSA Technology Park situated in the City of Cedar Rapids, State of Iowa and more fully described in Exhibit A and all rights, titles and interests appurtenant thereto (collectively, the “Land”), together with all of Seller’s right, title and interest in and to the following:
(a)                               Improvements

All improvements situated on the Land (collectively, “Improvements”), including that certain office building comprising approximately 316,800 gross square feet and having an address of 6400 C Street SW (the “Office Building”) and that certain warehouse containing approximately 36,000 square feet (the “Warehouse”);

(b)                               Personal Property

All of the Personal Property; and

(c)                                Assigned Property

All Elected Operating Contracts; all development, construction and engineering plans, specifications, drawings and survey materials for all existing Improvements and all other contemplated improvements on the Real Property; to the extent assignable, all licenses, permits and certificates of occupancy affecting the ownership, maintenance, or operation of the Real Property; and all other intangible rights relating to the ownership, maintenance or operation of the Real Property (but excluding any intellectual property of Seller or its affiliates, including its or their patents, copyrights, tradenames, trademarks, service marks, logos, slogans, internet domain names, licenses and software) (collectively, the “Assigned Property”).

All of the Property shall be conveyed by Seller to Buyer, free and clear of all Encumbrances (except for the Permitted Encumbrances) and pursuant to the Confirmation Order or the Sale Order, as applicable.

2.2                               LEASES TO SELLER

Concurrently with the Closing, Buyer and Seller shall enter into a lease agreement in substantially the form attached hereto as Exhibit G (the “Property Lease”) with respect to (i) the areas of the Office Building commonly known as (A) the Central Office, (B) the Data Center, (C) the Network Control Center, (D) the ATS Headend Premises, and (E) the Second Floor Space, (ii) the building located on the Land and commonly known as the OSP Building, and (iii) the area of the Land commonly known as the Antenna Farm.  In addition, concurrently with the Closing, Buyer and Seller shall enter into a lease agreement in substantially the form attached hereto as Exhibit H (the “Martha’s Way Lease” and collectively with the Property Lease, the “Leases”) with respect to the building owned by Buyer located at 1 Martha’s Way in Hiawatha, Iowa (the “Martha’s Way Building”).  The premises to be leased by Seller from Buyer pursuant to the Leases are hereinafter referred to as the “Premises”.  Exhibit G and Exhibit H set forth the terms and conditions of the respective Leases, including, without limitation, the term, rent, extension options and, in the case of the Martha’s Way Lease, the tenant improvement allowance, and such terms and conditions may not be modified without the written consent of Seller and Buyer.

3.                                      CONSIDERATION

The price (“Purchase Price”) to be paid by Buyer to Seller for the Property shall be Twenty-Seven Million Three Hundred Forty-Four Thousand Dollars ($27,344,000.00), which amount shall be allocated among the Real Property and the Personal Property in a manner to be reasonably determined by Buyer and Seller.  Buyer and Seller shall provide the Title Company with the results of such determination prior to Closing. After applying the Escrow Money, and after making all adjustments and prorations and paying any closing costs provided for in this Contract (as reflected on the closing statement to be executed and delivered by Seller and Buyer at the Closing), the balance of the Purchase Price shall be payable in cash at Closing.

4.                                      ESCROW

Unless this Contract is terminated by Buyer in accordance with Section 5.7, within two (2) Business Days following the earlier of the (i) the expiration of the Due Diligence Period and (ii) the entry of the Confirmation Order by the Bankruptcy Court, Buyer shall deliver the Deposit to Title Company.  The Deposit shall be placed by Title Company in an interest bearing escrow account, and except as otherwise provided in this Contract, all interest earned on the Deposit shall remain the property of Buyer. The cost of the investment of the Deposit shall be paid from the interest earned thereon.  If the Closing does not occur, the Escrow Money shall be disbursed in accordance with the terms of this Agreement.  At Closing, the Title Company shall pay the Escrow Money to Seller and credit Buyer toward the Purchase Price in the amount of the Deposit.  Seller acknowledges and agrees that, so long as the Escrow Money is deposited with the Title Company and until such time as Seller shall have the right to such Escrow Money pursuant to this Contract, Seller shall have no legal or equitable interest in the Escrow Money, as such term is defined in Section 541(d) of the Bankruptcy Code, including, without limitation, any residual or other interest in the Escrow Money.  Seller and Buyer shall execute any separate escrow instructions as shall be required by Title Company in connection with the holding and disbursement of the Escrow Money.

5.                                      DUE DILIGENCE PERIOD

5.1                               DELIVERY OF DOCUMENTS

Seller has, prior to the date of this Agreement and at its sole cost and expense, delivered or cause to be delivered to Buyer all of the Property Information. Buyer shall treat the Property Information and any documentation obtained by Buyer in connection with its inspection of the Property in accordance with the remainder of this Article  5 on a confidential basis and shall use such information only in connection with the transaction contemplated under this Contract, except as required by law or as needed in connection with the prosecution or defense of a dispute between Buyer and Seller with respect to this Contract or the transactions contemplated hereby. Notwithstanding the foregoing, Buyer may, to the extent reasonably and actually necessary to Buyer’s investigation of the Property and proper performance of Buyer’s obligations under this Contract, disclose the Property Information and such other Property-related documentation to Buyer’s consultants, legal counsel, experts or engineers (provided that such consultants, legal counsel, experts and engineers use the Property Information and such other Property-related documentation only in connection with services rendered to Buyer in connection with the transaction contemplated under this Contract and maintain the confidentiality of the Property Information and such other Property-related documentation). The obligations of Buyer under this Section 5.1 shall survive the termination of this Contract; provided, however, such obligations shall expire upon the consummation of the Closing, except as may otherwise be agreed by the parties.   In the event that the Closing is not consummated, Buyer shall promptly return to Seller the Property Information and any other documents relating to the Property as have been provided to Buyer by Seller.  Buyer hereby acknowledges that, except as expressly provided in Section 7.1 of this Contract, neither Seller, nor any agents, representatives, employees or attorneys of Seller have made any representations or warranties, direct or implied, verbal or written, with respect to the accuracy, completeness or reliability of the Property Information. During the Due Diligence Period, Buyer shall be allowed the use of reasonably acceptable, secure office space in the Office Building from which Buyer may conduct its due diligence efforts with respect to the Property in accordance with this Agreement.

5.2                               TITLE AND SURVEY OBJECTIONS

Buyer shall order the Title Report within two (2) Business Days following receipt of the updated abstract of title to the Property from Seller.   Buyer shall order the Survey not later than two (2) Business Days following the date of this Contract. Buyer shall deliver or cause to be delivered copies of the Title Report and the Survey to Seller promptly following Buyer’s receipt thereof.   No later than ten (10) Business Days following the date hereof (the “Title Review Period”), Buyer shall notify Seller in writing (the “Title Objection Notice”) of any objections Buyer may have with respect to the Encumbrances disclosed by the Survey or the Title Report. All Encumbrances disclosed in the Title Report and/or Survey to which Buyer does not timely object in writing shall be deemed to be Permitted Encumbrances; however, Buyer shall be deemed to have timely objected to all Financing Encumbrances, and Seller covenants and agrees that all Financing Encumbrances shall be removed at or prior to Closing, whether by payment, pursuant to the Confirmation Order or otherwise. All Encumbrances which are not Financing Encumbrances and to which Buyer timely objects in writing are referred to herein as “Additional Encumbrances”.   Within five (5) Business Days following receipt of the Title Objection Notice (the “Seller Response Date”), Seller shall notify Buyer in writing (“Seller’s Response”) of its election to either (i) cause each Additional Encumbrance to be removed from the Title Report on or before Closing (or, in the alternative, and subject to Buyer’s prior written consent, to have the Title Company commit to insure, at Seller’s cost and expense, against any and all loss or damage that may be occasioned by such Additional Encumbrance) or (ii) not so cause such Additional Encumbrance to be removed from the Title Report on or before Closing (or insured over). Seller’s failure to timely give Seller’s Election with respect to any particular Additional Encumbrance shall be conclusively presumed to be Seller’s election not to cause such Additional Encumbrance to be removed (or insured over). If Seller elects not to cause the removal of (or insurance over) any Additional Encumbrance, then Buyer may elect to either (a) proceed with the purchase of the Property on or before the Closing Date, subject to such Additional Encumbrances as Seller has elected not to remove, without any cause of action or claim against Seller (including any abatement or reduction in the Purchase Price) arising out of such Additional Encumbrances; or (b) terminate this Contract by written notice to Seller, whereupon the Escrow Money shall be returned to Buyer by Title Company and neither party shall have any further rights or obligations under this Contract except for those rights which by the terms of this Contract expressly survive termination. Buyer’s election to terminate pursuant to the foregoing clause (b) may be made any time prior to the date that is ten (10) calendar days following Buyer’s receipt of Seller’s Response (the “Title Review Deadline”). If Buyer fails to timely notify Seller of its election to terminate this Contract in accordance with the foregoing clause (b) on or before the Title Review Deadline, then Buyer shall be deemed to have elected to proceed with the Closing as set forth in the foregoing clause (a).  If Seller elects to cause the removal of (or insurance over) any Additional Encumbrance, then such removal (or insurance) shall be accomplished on or prior to Closing, and upon a failure of the foregoing, Buyer may either (i) remove or insure over the Additional Encumbrances at Seller’s expense, or (ii) elect to terminate this Contract by written notice to Seller on or before the scheduled date of Closing, whereupon the Escrow Money shall be returned to Buyer by Title Company and neither party shall have any further rights or obligations hereunder except those which are expressly provided in this Contract to survive termination. If Buyer does not so elect to terminate this Contract, Buyer shall consummate the purchase of the Property and, at the Closing, Buyer shall receive a credit to the Purchase Price in the amount of all costs incurred by Buyer to remove the Additional Encumbrances.

5.3                               PHYSICAL INSPECTION

(a)                               Inspections

During the Due Diligence Period, Buyer, its engineers and other representatives, shall be permitted to inspect the physical condition of the Property, including all structural, mechanical and other components and systems thereof. All fees and expenses incurred by Buyer in the making of such inspections shall be the sole responsibility of Buyer. Seller shall fully cooperate with Buyer in connection with such inspections and shall provide access to all relevant documents and records relating to the Property in Seller’s possession or control for on-site inspection and copying. Buyer shall have the right to interview any persons involved in the management or operation of the Property, provided that Seller shall have the right to have a designated representative available at any such interview. All inspections shall take place during normal business hours, and Buyer shall notify Seller not less than twenty-four (24) hours in advance of making any inspection and shall not unreasonably disrupt the conduct of Seller’s business at the Property in connection with any inspections.   Buyer shall provide to Seller copies of any reports generated by or at the direction of Buyer and relating to the physical condition of the Property.

(b)                               Environmental Inspection

Prior to expiration of the Due Diligence Period, Buyer shall have the right to conduct a Phase I Environmental Report on the Real Property. The scope of any environmental inspection shall not include any intrusive testing or soil sampling without the prior written consent of Seller.  Buyer shall deliver a copy of any Phase I Environmental Report to Seller and shall maintain the confidentiality of any such report in accordance with Section 5.1 above and Section 20 below.

(c)                                Indemnification and Insurance

Buyer shall indemnify, defend, protect and hold Seller harmless from any and all liens, claims, liabilities, damages or expenses (including reasonable attorneys’ fees), sustained by or threatened against Seller to the extent arising out of (i) physical damage caused to the Real Property or injury sustained by any person caused by (a) the occupancy and use of the office spaces pursuant to the last sentence of Section 5.1 by Buyer, its employees and agents, including representatives with whom Buyer contracts for the performance of any such inspection at the Property (each, a “Contract Inspector”), and (b) the undertaking of the inspections described in this Section 5.3 by Buyer, its employees and agents, including any Contract Inspector and (ii) liens filed against the Real Property because of Buyer’s nonpayment of any Contract Inspector retained by Buyer to perform inspections hereunder or otherwise resulting from such inspections. Upon the request of Seller, Buyer shall cause any Contract Inspector to furnish to Seller a certificate of insurance evidencing comprehensive general liability insurance insuring such Contract Inspector and listing Seller and Buyer as additional insureds thereunder.  The indemnification obligations set forth in this clause (c) shall survive the Closing or the termination of this Contract.

5.4                               ADDITIONAL PROPERTY DOCUMENTATION

During the Due Diligence Period, upon reasonable notice and during normal business hours, Buyer shall have the right to inspect, and Seller shall make available to Buyer, all property tax, insurance, maintenance, repair, utility, and other expense or cost records relating to the Property and all agreements and documents relating to the construction, maintenance and operation of the Property and in the possession or control of, or readily available to, Seller and/or its property manager and/or any of their respective affiliates.  No original records, agreements or documents shall be removed from the Office Building without the prior consent of Seller, but Buyer may remove copies of any such records, agreements or documents from the Office Building, subject to compliance with the confidentiality provisions set forth in Section 5.1 above.

5.5                               CITY FINANCIAL INCENTIVES; ASSIGNMENT OF REDEVELOPMENT AGREEMENT

Upon request of Buyer, Seller will assist Buyer in its negotiations with the City of Cedar Rapids  (the “City”) with respect to financial incentives by furnishing information relating to the Property (to the extent in Seller’s possession) which may be useful in obtaining such financial incentives, provided that the confidentiality of any such information is maintained by the City.  In addition, Seller and Buyer shall jointly negotiate with the City during the Due Diligence Period to obtain the commitment of the City to execute an Assignment of Rights Pursuant to Amended and Restated Agreement for Private Redevelopment (Phase II) AND Termination substantially in the form of Exhibit J attached hereto (the “Redevelopment Agreement Assignment”).  In the event that the City shall agree to execute the Redevelopment Agreement Assignment in the form of Exhibit J (any modifications thereto requiring the approval of each of Seller and Buyer) and the Closing shall be consummated, Seller and Buyer shall each execute and deliver the Redevelopment Agreement Assignment at the Closing.

5.6                               ELECTED OPERATING CONTRACTS

Not later than the expiration of the Due Diligence Period, Buyer shall provide a written notice (the “Elected Operating Contract List”) to Seller listing the Operating Contracts which Buyer designates to be assumed by Seller and assigned to Buyer at the Closing (the “Elected Operating Contracts”).

5.7                               EXPIRATION OF DUE DILIGENCE PERIOD

Buyer may, at its option, to be exercised in its sole and absolute discretion, terminate this Contract by giving written notice thereof to Seller at any time prior to the expiration of the Due Diligence Period, in which event neither party shall have any further rights or obligations hereunder, except for such rights and obligations which expressly survive the Closing or the termination of this Contract.  If Buyer fails to notify Seller in writing of such termination prior to the expiration of the Due Diligence Period, Buyer’s right to terminate this Contract in accordance with this Section 5.7 shall automatically expire and terminate.

6.                                      CLOSING

6.1                               TIME OF CLOSING

The close of Escrow (“Closing”) shall occur after all conditions precedent set forth in this Contract have been met, on a day and at a time agreed by the parties, at the offices of Title Company or at such other place as the parties shall agree (provided that, to the extent practicable, the Closing may be conducted via mail and without personal attendance by the parties).  In the event that the Closing Date fails to occur on or before December 31, 2005, unless such failure results from a default by either of Seller or Buyer pursuant to this Contract, this Contract shall automatically terminate effective at 11:59 PM Central Standard Time on December 31, 2005, the Escrow Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder, except for such rights and obligations which expressly survive the termination of this Contract; provided, however, that Buyer shall have the right to extend the Closing Date as provided in Section 7.5.  The actual date of Closing is hereinafter referred to as the “Closing Date.”

6.2                               DELIVERY OF SELLER’S CLOSING ITEMS

At or prior to Closing, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Buyer, all documents and instruments listed on Exhibit C, each of which shall be in form and substance reasonably acceptable to each of Seller and Buyer (provided that Seller and Buyer agree and acknowledge that the form of any document or instrument which is attached to this Contract as an exhibit is reasonably acceptable to each such party).

6.3                               DELIVERY OF BUYER’S CLOSING ITEMS

At or prior to Closing, Buyer, at its sole cost and expense, shall deliver the following to Seller through Escrow: (i) after application of the Escrow Money and a credit to Buyer for the amount of the Security Deposits and current Rent (each as defined in the Leases), and subject to the adjustments and prorations set forth herein and to be reflected on the closing statement, the balance of the Purchase Price by wire transfer (which transfer shall be made no later than 11:00 a.m. Central Standard Time on the day of Closing); and (ii) executed counterparts of a closing statement, the Bill of Sale, the Leases, the Redevelopment Agreement Assignment (subject to the terms and provisions of Section 5.5 of the Contract), real estate transfer declarations (if applicable) and such other documents as may be reasonably required by Title Company in order to issue the Title Policy and to otherwise consummate the Closing.

6.4                               PRORATIONS

All real estate taxes, assessments, utilities expenses, trash pickup and other services (if Buyer continues such services) and amounts payable pursuant to the Elected Operating Agreements, and all other periodic expenses of the Property shall be prorated as of the Closing Date.  All prorations shall be made such that Buyer is credited or debited with all items for the day on which the Closing occurs. If, following Closing, either party discovers that any item prorated, charged, or credited pursuant to the provisions of this Section 6.4 was erroneous or was based upon an inaccurate estimate, then such party shall notify the other party of such error and an appropriate adjustment shall be made between the parties so that any such item will have been correctly and accurately prorated, charged, or credited between the parties. Any such amount shall be due and payable ten (10) days following demand for payment thereof accompanied by such documents as may reasonably be required to establish the accuracy of such adjustment. In the event that real estate taxes to be prorated are not known on the Closing Date, such prorations shall be based upon the most recent ascertainable real estate taxes and the parties agree to reprorate such real estate taxes when the amounts thereof become known (and the party owing the other party any amounts in connection with such reproration shall pay such amounts to the other party with ten (10) days following the completion of such reproration).  Except as otherwise provided in this Section 6.4, all prorations are final and there shall be no reprorations.  The provisions of this Section 6.4 shall survive the Closing.

6.5                               CLOSING COSTS

Each party shall pay its own attorneys’ fees and costs relating to the preparation and negotiation of this Contract and the closing documents hereunder. Buyer shall pay (i) any expenses in connection with obtaining the Survey, (ii) with respect to the Title Policy, the difference between the premium cost for a standard owner’s policy of title insurance and the premium cost payable for an Owner’s ALTA extended coverage policy of title insurance, (iii) any endorsements to the Title Policy requested by Buyer, (iv) recording costs for the Deed and (v) one-half of any escrow  or closing fees. Seller shall pay (A) all fees and expenses in connection with the issuance of the Title Report, (B) with respect to the Title Policy, all premiums for a standard owner’s policy of title insurance, (C) recording costs (other than with respect to the Deed), (D) any transfer tax or documentary stamps applicable to the transaction contemplated by this Contract (to the extent the same are not exempted pursuant to the Confirmation Order) and (E) one-half of any escrow and closing fees. Title Company shall allocate any other Closing costs between Buyer and Seller in the manner set forth in Section 6.4. Buyer and Seller shall review a preliminary closing statement no later than the Business Day immediately preceding the Closing Date, and shall advise Title Company of any adjustments to be made thereto.

6.6                               TRANSFER OF TITLE AND DELIVERY OF POSSESSION

On the Closing date, Seller shall transfer and convey title to the Property to Buyer free and clear of Encumbrances, other than Permitted Encumbrances.  Seller shall deliver possession of the Property to Buyer at Closing.  The Real Property shall be tendered to Buyer at Closing in the same condition as it exists on the date of this Contract (ordinary wear and tear and alterations to prepare the Premises for occupancy by Seller excepted and except as provided in Section 9 and Section 10 below), but subject to the Property Lease. With the exception of the Premises leased to Seller pursuant to the Property Lease and any property of Seller located in easements which are Permitted Encumbrances, all furniture, fixtures, equipment and other personal property of Seller, its predecessors or affiliates which is not a part of the Property being conveyed to Buyer under this Contract (such excluded property, the “Seller’s Property”) shall have been removed from the Real Property prior to Closing. Any such property which is not so removed shall be deemed to have been abandoned by Seller, and Buyer may remove, sell, discard or otherwise dispose of such property (at Seller’s expense)  or use the same as Buyer sees fit and without any further notice to, or ownership interest in, Seller.

6.7                               STAGING PLAN

Notwithstanding the provisions of Section 6.6 above, during the Due Diligence Period, Seller and Buyer shall cooperate in good faith to agree upon a staging plan to accommodate the move of Seller’s employees from the Property to the Martha’s Way Building and other facilities and Buyer’s employees from the Martha’s Way Building and other Buyer facilities to the Property (the “Staging Plan”).  The Staging Plan shall incorporate the terms and provisions set forth in Exhibit I attached hereto.  The Staging Plan shall be attached to both Property Leases and shall bind the parties to the agreed schedule, provided, however, the parties may amend the Staging Plan, from time to time, as they may agree by amendment in writing.  As reflected in Exhibit I, Seller shall complete its relocation from the first floor of the Building (other than portions thereof that will be leased by Seller pursuant to the Property Lease) to the second floor of the Building on or before December 31, 2005 (such obligation to survive the Closing in the event that the Closing occurs prior to December 31, 2005).  Seller shall keep Buyer apprised as to the progress of such relocation and, upon a request by Buyer, Seller shall permit Buyer to enter the Building to review such progress, provided that any such review shall take place during normal business hours and Buyer shall not unreasonably disrupt the conduct of Seller’s business at the Property in connection therewith.

6.8                               JOINT SECURITY ALTERATIONS

It is anticipated that Seller may commence certain Joint Security Alterations (as defined in Section 48.3 of the Property Lease attached hereto as Exhibit H).  Buyer shall reimburse Seller for one-half of the costs and expenses of such Joint Security Alterations (either at Closing, if a Closing shall occur, or otherwise within ten (10) days after receipt by Buyer of an invoice therefore accompanied by reasonable backup documentation) in the event that any of the following shall occur:  (i) the Closing shall be consummated, (ii) Buyer shall exercise its right to terminate this Contract in accordance with Section 5.7 or (iii) the Closing Date fails to occur as a result of a default on the part of Buyer under any other provision of this Contract.  The provisions of this Section 6.8 shall survive the Closing or the termination of this Contract.

7.                                      REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1                               SELLER’S REPRESENTATIONS AND WARRANTIES

Subject to the provisions of Section 7.5, Seller makes the following representations and warranties as of the date hereof, agrees that all such representations and warranties shall be true and correct on the Closing Date, and acknowledges that Buyer is relying on said representations and warranties. Buyer acknowledges that the term “Seller’s Knowledge,” as used herein, means the actual knowledge, without independent investigation or duty of inquiry, of Roy McGraw, Group Vice President of Material Management, and Alex Mills, Manager of Facility Site Engineering, who Seller represents to be the person most likely to have current information regarding the items addressed.   All representations and warranties of Seller set forth in this Section 7.1 shall survive the Closing or the termination of this Contract to the extent provided in Section 12 and shall be binding upon Seller’s successors and assigns, including the Reorganized Seller.
(I)

There are no Space Leases relating to the Real Property or any part thereof, and to Seller’s Knowledge, no person has any option, right of first refusal or other right to acquire any ownership or occupancy interest in the Property which has not been waived in writing with respect to the transaction contemplated by this Contract prior to the date hereof.

(II)

There are no contracts or agreements affecting the Property or its operation which will survive the Closing except the Operating Contracts (and, upon their execution and delivery at the Closing, the Property Leases);

(iii)

There are no claims, actions, suits or other proceedings, including condemnation proceedings or boundary disputes, pending or, to Seller’s Knowledge, threatened, by any Governmental Authority or any other corporation, partnership, entity or person, regarding the ownership, use or possession of the Property;

(iv)

Seller has received no written notice alleging any violations of (A) applicable zoning, land use, building codes and fire safety codes or other applicable laws, regulations and ordinances (including, without limitation, the Americans With Disabilities Act), (B) administrative or judicial orders or (C) covenants affecting the Property which have not been cured by Seller prior to the date of this Contract; and, to Seller’s Knowledge, there are no such uncured violations;

(v)

The execution and delivery of this Contract and each instrument or document required to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby, upon execution, delivery and consummation thereof, will be duly authorized and approved by all requisite corporate actions and no other authorization or approval will be necessary in order to enable Seller to enter into or to perform this Contract (other than the approval of the Bankruptcy Court pursuant to the Confirmation Order);

(vi)

Neither (x) the execution and delivery of this Contract or the other documents called for hereunder, (y) the consummation of any of the transactions herein or therein contemplated, nor (z) compliance with the terms and provisions hereof or with the terms and provision thereof will contravene any provision of law, statute, rule or regulation to which Seller is subject or will conflict or be inconsistent with, or result in any breach of any of the terms, conditions, covenants or provisions of, or constitute a default under or result in the creation or imposition of, any Encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, articles of incorporation, by-laws or other instrument to which Seller is a party or by which the Property may be bound;

(vii)

Seller has paid or will pay in full by the due date or the Closing Date (whichever is earlier) for all labor performed at, and materials, machinery, fixtures and tools delivered to, furnished to or incorporated into the Real Property prior to Closing, other than items contracted for by Buyer;

(viii)

Seller has received no written notice of any, and to Seller’s Knowledge there is no, planned reevaluation of the Real Property which will or could result in higher real estate taxes on the Real Property, other than the normal periodic reevaluations and any reevaluation of Seller’s tax increment financing which may result from the consummation of the transaction contemplated hereunder;

(ix)

To Seller’s Knowledge, there are no planned street or other improvements which may result in special assessments against the Property or any part thereof or which may alter or disrupt ingress and egress from the Property;

(x)

Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person, as those terms are defined in the Internal Revenue Code of 1954, as amended, and the Income Tax Regulations promulgated thereunder (collectively, the “Code”), and no taxes or withholding under the Code shall be assessed or applied to Buyer in connection with the transaction contemplated hereby;

(xi)	Seller is the owner of fee simple title to the Real Property;

(xii)

Seller is the owner of marketable title to the Personal Property, and Seller’s title to the Personal Property is (or will be at Closing) free and clear of any and all Encumbrances, other than Permitted Encumbrances;

(xiii)	Seller has not produced, generated, stored, treated, disposed of or otherwise handled any Hazardous Materials on the Real Property in violation of any Environmental Laws.

(xiv)

To Seller’s Knowledge, all Environmental Reports are identified on Schedule D-1. Except as may be disclosed in the Environmental Reports or on Schedule D-1, to Seller’s Knowledge: (i) the Property is in material compliance with all Environmental Laws, and there has been no material noncompliance by Seller with such Environmental Laws, (ii) Seller has not received in the past three (3) years any written notice from any Governmental Authority or other person that Seller or any former operator of the Property is not or has not been in compliance with the Environmental Laws, or that Seller or any former owner of the Property has any liability with respect thereto, (iii) there is no administrative regulatory or judicial proceeding pending or threatened in writing against Seller or any former owner of the Property pursuant to, or alleging any violation of or liability under, any Environmental Laws, (iv) no part of the Property is being used or has been used as a storage or disposal site (whether temporary or permanent) for any Hazardous Materials, and (v) there are no underground storage tanks at the Property nor have any underground storage tanks ever been removed from the Property;

(xv)	All Operating Contracts affecting the Property or any part thereof are identified on Schedule D-2 attached hereto.

(xvi)

As of October 14, 2005, the Steering Committee represented not less than sixty percent 60% of the outstanding principal amount of the loans made to Seller and then outstanding. Based solely on the letter delivered to Seller by the Steering Committee (which letter is attached hereto as Exhibit K), prior to the date hereof, the Steering Committee has (A) reviewed an unexecuted copy of this Contract, (B) approved the terms and provisions of this Contract and (C) confirmed their support for the entry of an order by the Bankruptcy Court approving the sale of the Property to Buyer pursuant to this Contract.

(xvii)	As of the date hereof, Seller has received ballots in favor of the Plan from Seller’s Lenders sufficient to satisfy 11 U.S.C. § 1126(c).

7.2                               SELLER’S COVENANTS PRIOR TO CLOSING

Seller hereby covenants to Buyer as follows:
(i)

From and after the date of this Contract through the Closing Date, Seller will promptly notify Buyer in writing, to the extent Seller has knowledge thereof, of any and all material changes in (A) the condition of the Property, (B) any of the information required under this Contract to be furnished to Buyer and/or (C) circumstances which would render any of the representations and warranties of Seller set forth in Section 7.1 false or misleading.

(ii)

Seller will continue, through Closing, to pay all of the debts and obligations of the Property as they become due (with interest and penalties thereon, if any) or, in the event that such amounts are not paid by Seller on or prior to the Closing Date and are reasonably certain, such amounts shall be reflected as a credit to the Purchase Price in the closing statement executed by the parties at Closing and Buyer shall thereafter have sole responsibility for the payment thereof;

(iii)

Seller shall not change in any material respect the condition of the Property prior to the Closing and, subject to the provisions of Section 9 and Section 10 of this Contract, and subsection 7.2(v) below, Seller shall maintain the Property in the same condition as at the date of execution of this Contract, reasonable wear and tear excepted;

(iv)

From and after the date of this Contract, Seller shall not, without the prior written consent of Buyer (which consent may be given or withheld in Buyer’s sole discretion), convey any interest in the Property, enter into any Space Lease or subject any portion of the Property to any Encumbrances which shall not be released or removed prior to Closing;

(v)

Seller shall give Buyer prior written notice of any alterations intended by Seller to be made from and after the date of this Contract, including copies of the plans and specifications therefor (if applicable) and contracts for performance thereof. Any such alterations shall be subject to Buyer’s prior written approval, which approval may be given or withheld in Buyer’s sole discretion (except that, in the case of alterations conducted in accordance with the general terms of the Staging Plan set forth on Exhibit I, Buyer shall not unreasonably withhold, delay or condition its consent to such alterations).

(vi)

In the event that Buyer states in its written notice approving any alterations made by Seller in accordance with the foregoing paragraph that Seller shall be required to remove such alterations prior to Closing, Seller shall so remove such alteration prior to Closing and restore the Property to the condition existing prior to the making of such alterations. In the event any alterations are made to the Premises pursuant to the Property Lease, the terms of the Property Lease shall govern the obligation of Seller to remove such alterations and to restore the Premises. Any work performed on the Property shall be accomplished in a good, workmanlike manner by appropriately skilled and licensed (as required by law) workmen. At Closing, Seller shall deliver to Buyer and/or the Title Company lien waivers from contractors and suppliers that are party to any contract concerning work on the Property (including any repairs or maintenance) which was completed within ninety (90) days prior to the Closing or which is unfinished as of the Closing Date;

(vii)

From and after the date of this Contract, Seller shall not enter into any new Operating Contracts which will survive the Closing or modify or amend any of the Operating Contracts without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed until the date of the expiration or waiver of the Due Diligence Period, but may be withheld in Buyer’s sole discretion after such date); and

(viii)

From and after the date of this Contract, Seller shall timely perform and comply with all obligations under each Operating Contract, and Seller shall immediately deliver to Buyer copies of all notices, correspondence, demands and other written documents delivered or received in connection with any of such Operating Contracts.

Satisfaction of each of the foregoing covenants shall be a condition to Closing.

7.3                               BUYER’S REPRESENTATIONS AND WARRANTIES

(ix)

The execution and delivery of this Contract and each instrument or document required to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby, upon execution, delivery and consummation thereof, will be duly authorized and approved by all requisite corporate actions and no other authorization or approval will be necessary in order to enable Buyer to enter into or to perform this Contract; and this Contract creates legal, valid and binding obligation of Buyer, enforceable in accordance with its terms;

(x)

Neither (x) the execution and delivery of this Contract or the other documents called for hereunder, (y) the consummation of any of the transactions herein or therein contemplated, nor (z) compliance with the terms and provisions hereof or with the terms and provision thereof will contravene any provision of law, statute, rule or regulation to which Buyer is subject; and

(xi)	Buyer has the financial resources to consummate the transactions contemplated herein and pay the Purchase Price.

7.4                               CONDITIONS

(a)

Buyer’s obligation to purchase the Property from Seller and to consummate the Closing is subject to each of the following conditions:

(i)

Representations and Warranties

All representations and warranties of Seller set forth in this Contract shall be true and correct in all material respects on and as of the Closing Date, irrespective of whether Seller or Buyer has any knowledge of the untruth or inaccuracy of the factual basis of such representations or warranties.

(ii)	Covenants

All covenants of Seller under this Contract required to have been performed on or before the Closing Date shall have been timely and duly performed in all material respects.

(iii)

Closing Documents

Seller shall have delivered to Title Company all documents and instruments set forth in Exhibit C.

(iv)

Bankruptcy Court Approval

The Bankruptcy Court shall have entered the Confirmation Order or the Sale Order, as applicable, and the time to appeal the applicable order shall be expired or any appeal from such order shall have been denied or dismissed with prejudice in a final non-appealable order.

(v)

Title Policy

Upon recordation of the Deed, the Title Company shall be irrevocably and unconditionally prepared to issue the Title Policy to Buyer in accordance with the approved Title Report, subject only to the Permitted Encumbrances, subject to payment by Buyer of its share of any costs and expenses related thereto, as set forth in Section 6.5, and submission by Buyer of any affidavits, corporate documentation or other materials required by the Title Company to be submitted by Buyer in order to issue the Title Policy.

If any of the foregoing conditions have not occurred or been satisfied (or waived by Buyer) within the periods and strictly in accordance with the terms set forth in this Contract, then Buyer shall have the right to terminate this Contract by written notice to Seller, in which event the Escrow Money shall be returned to Buyer by the Title Company, all obligations of the parties hereunder shall thereupon cease and this Contract shall be of no further force and effect (except for those rights and obligations of the parties which by the express terms of this Contract are intended to survive termination), unless failure of the condition constitutes or is caused by a default on the part of Buyer under any other provision of this Contract.

(b)                                     Seller’s obligation to sell the Property to Buyer and to consummate the Closing is subject to each of the following conditions:
(i)

Representations and Warranties

All representations and warranties of Buyer set forth in this Contract shall be true and correct in all material respects on and as of the Closing Date, irrespective of whether Seller or Buyer has any knowledge of the untruth or inaccuracy of the factual basis of such representations or warranties.

(ii)	Covenants

All covenants of Buyer under this Contract required to have been performed on or before the Closing Date shall have been timely and duly performed in all material respects.

(iii)

Closing Documents

Buyer shall have delivered to Title Company the documents and instruments set forth in Section 6.3.

(iv)

Bankruptcy Court Approval

The Bankruptcy Court shall have entered the Confirmation Order or the Sale Order, as applicable, and the time to appeal the applicable order shall be expired or any appeal from such order shall have been denied or dismissed with prejudice in a final non-appealable order.

If any of the foregoing conditions have not occurred or been satisfied (or waived by Seller) within the periods and strictly in accordance with the terms set forth in this Contract, then, unless failure of the condition constitutes or is caused by a default on the part of Seller under any other provision of this Contract, Seller shall have the right to terminate this Contract by written notice to Buyer, in which event, provided that the failure of the condition does not constitute and is not caused by a default on the part of Buyer under any other provision of this Contract, (A) the Escrow Money shall be returned to Buyer by the Title Company and (B) all obligations of the parties hereunder shall thereupon cease and this Contract shall be of no further force and effect (except for those rights and obligations of the parties which by the express terms of this Contract are intended to survive termination).

7.5                               CONFIRMATION ORDER OR SALE  ORDER

Within one (1) Business Day after the execution of this Contract by Seller, provided that Buyer shall have also executed this Contract, Seller shall file with the Bankruptcy Court (A) a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and (B) a Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and its Affiliated Debtors (the “Plan”).  Prior to Closing, Seller shall obtain a final non-appealable order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code (the “Confirmation Order”); provided, however, that if the provisions of the next succeeding paragraph become applicable and if Buyer shall make an election pursuant thereto, Seller shall obtain a final non-appealable order of the Bankruptcy Court, in a form reasonably acceptable to Buyer, approving the transaction pursuant to the terms of this Contract and authorizing the sale of the Property to Buyer pursuant to Section 363 of the Bankruptcy Code, free and clear of Encumbrances (the “Sale Order”).  The Plan shall provide for the sale of the Property by Seller “free and clear” of Encumbrances for the Purchase Price.  Not later than the earlier to occur of the date that is (a) five (5) Business Days after the expiration of the Due Diligence Period (or such earlier date upon which Buyer delivers to Seller a written waiver of its right to terminate this Contract pursuant to Section 5.7) or (b) five (5) Business Days prior to the date set for the confirmation hearing for the Plan, Seller shall file a supplement to the Plan disclosing and attaching this Contract (including the Leases and all other exhibits thereto).  The Confirmation

Order or Sale Order (as applicable) shall include provisions, in form and substance reasonably acceptable to Buyer, (i) approving this Agreement and the sale of the Property to Buyer in accordance with the terms and provisions hereof “free and clear” of Encumbrances and (ii) providing for the assumption of the Elected Operating Contracts and the assignment of the same to Buyer, with Seller being solely and exclusively responsible for any cure costs associated with such Elected Operating Contracts and solely responsible for the termination of, and/or payment of amounts due pursuant to, the Operating Contracts that are not Elected Operating Contracts, (iii) approving the Leases and the security deposit required thereunder, and specifically stating that, during the pendency of the bankruptcy case, Tenant shall have no legal, equitable, or residual interest in the Security Deposit and providing that Buyer shall have an administrative expense claim pursuant to Section 503(b)(1) of the Bankruptcy Code for any obligations under the Leases, (iv) providing that Buyer shall have additional administrative expense claims pursuant to Section 503(b)(1) of the Bankruptcy Code for any claims it may have against Seller for any damages it may suffer as a result of Seller’s breach of this Agreement; and (v) providing that this Agreement and all of Seller’s representations and other obligations to Buyer hereunder shall be fully enforceable against the Seller and the Reorganized Seller and shall otherwise survive Seller’s bankruptcy case.  Seller shall provide proper notice of the Plan (in the event that a Confirmation Order is applicable) or the 363 Sale Motion (as defined below)(in the event that a Sale Order is applicable) to all parties who may claim to have an Encumbrance on the Property or are otherwise required to be given notice under the Bankruptcy Code.
If the Confirmation Order is not entered on or before December 15, 2005, Buyer, in its sole and absolute discretion, may elect by written notice delivered to Seller prior to the entry of the Confirmation Order, to require Seller to file a motion in its bankruptcy case to sell the Property to Buyer pursuant to Section 363 of the Bankruptcy Code and the terms of this Contract (a “363 Sale Motion”), such 363 Sale Motion to be filed by Seller within five (5) Business Days after receipt of Buyer’s written notice of such election.  The 363 Sale Motion shall provide that, in the event that Buyer is not the successful bidder in any auction conducted pursuant to the 363 Sale Motion, Buyer shall be entitled to a termination payment in the amount of Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00).  Seller shall use reasonable efforts to obtain an expedited hearing with respect to any such 363 Sale Motion.  If Seller fails to timely file the 363 Sale Motion other than for reasons that are outside of Seller’s and/or Seller’s Lenders’ control (in which case Seller shall file such 363 Sale Motion immediately upon the removal of the impediment to filing), it shall be deemed to have rejected this Contract and shall be required to pay liquidated damages to Buyer pursuant to Section 8.3 below.  In the event that Buyer makes an election in accordance with the foregoing and directs Seller to file a 363 Sale Motion, Buyer may elect, by written notice to Seller  (a “363 Closing Extension Notice”) on or prior to December 30, 2005, to extend the Closing Date to the date that is five (5) Business Days after the satisfaction of the condition precedent set forth in Section 7.4(a)(iv) and Section 7.4(b)(iv).  Buyer may specify in its 363 Closing Extension Notice a date which shall be deemed the outside date for Closing (the “363 Outside Closing Date”).  At any time prior to the Business Day immediately preceding the 363 Outside Closing Date, if the condition precedent set forth in Section 7.4(a)(iv) and Section 7.4(b)(iv) has not then been satisfied,  Buyer shall have the right to deliver one or more additional 363 Closing Extension Notice(s) and to specify therein a new 363 Outside Closing Date (but not beyond December 31, 2006) and the provisions of this sentence shall be applicable with respect to such new date.  In the event that (i) the Closing Date has not occurred by the 363 Outside Closing Date, (ii) Buyer has not timely extended such date in accordance with the foregoing and (iii) neither party is in default under this Contract, this Contract shall automatically terminate effective at 11:59 PM Central Standard Time on the 363 Outside Closing Date, the Escrow Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder, except for such rights and obligations which expressly survive the termination of this Contract.

If the Confirmation Order has not been entered on or prior to December 31, 2005 and Buyer has not delivered written notice to Seller of its election for the filing of a 363 Sale Motion pursuant to the foregoing paragraph, this Contract shall terminate in which event the Escrow Money shall be returned to Buyer and neither party shall have any further liability hereunder (except for that which by the express terms of this Contract survives the expiration hereof), or which has accrued prior to such expiration.  Notwithstanding the foregoing, Buyer may elect, by written notice to Seller  (a “Confirmation Closing Extension Notice”) on or prior to December 30, 2005, to extend the Closing Date to the date that is five (5) Business Days after the satisfaction of the condition precedent set forth in Section 7.4(a)(iv) and Section 7.4(b)(iv).  Buyer may specify in its Confirmation Closing Extension Notice a date which shall be deemed the outside date for Closing (the “ Confirmation Outside Closing Date”).  At any time prior to the Business Day immediately preceding the Confirmation Outside Closing Date, if the condition precedent set forth in Section 7.4(a)(iv) and Section 7.4(b)(iv) has not then been satisfied,  Buyer shall have the right to deliver one or more additional Confirmation Closing Extension Notice(s) and to specify therein a new Confirmation Outside Closing Date (but not beyond December 31, 2006) and the provisions of this sentence shall be applicable with respect to such new date.  In the event that (i) the Closing Date has not occurred by the Confirmation Outside Closing Date, (ii) Buyer has not timely extended such date in accordance with the foregoing and (iii) neither party is in default under this Contract, this Contract shall automatically terminate effective at 11:59 PM Central Standard Time on the Confirmation Outside Closing Date, the Escrow Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder, except for such rights and obligations which expressly survive the termination of this Contract.

8.                                      BREACH

8.1                               BY SELLER

If any of Seller’s representations or warranties herein shall not be true and correct in all material respects when made, or if Seller defaults in the performance of any of its covenants or obligations hereunder for any reason (other than the termination of this Contract by Seller or Buyer pursuant to a right to terminate expressly set forth in this Contract or as a result of Buyer’s failure to perform its obligations under this Contract) and fails to cure such default within five (5) days after obtaining knowledge thereof, then Buyer, at its option, shall have the right to either:
(i)	Terminate this Contract by giving written notice thereof to Seller, whereupon the Escrow Money shall be returned to Buyer by Title Company and Buyer may pursue an action against Seller for damages; or

(ii)	Seek specific performance by Seller of its obligations under this Contract.

Buyer shall not be entitled to record a lien or lis pendens against the Property other than in connection and concurrently with the filing of a specific performance action.

8.2                               BY BUYER.

IF ANY OF BUYER’S REPRESENTATIONS OR WARRANTIES HEREIN SHALL NOT BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS WHEN MADE, OR IF BUYER DEFAULTS IN THE PERFORMANCE ANY OF ITS COVENANTS OR OBLIGATIONS HEREUNDER FOR ANY REASON (OTHER THAN THE TERMINATION OF THIS CONTRACT BY SELLER OR BUYER PURSUANT TO A RIGHT TO TERMINATE EXPRESSLY SET FORTH IN THIS CONTRACT OR AS A RESULT OF SELLER’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS CONTRACT) AND FAILS TO CURE SUCH DEFAULT WITHIN FIVE (5) DAYS AFTER OBTAINING WRITTEN NOTICE THEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL HAVE THE RIGHT TO TERMINATE THIS CONTRACT BY GIVING WRITTEN NOTICE THEREOF TO BUYER, WHEREUPON

THE ESCROW MONEY SHALL BE DELIVERED TO SELLER AS LIQUIDATED DAMAGES FREE AND CLEAR OF ALL RIGHTS AND CLAIMS WITH RESPECT THERETO BY BUYER, AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT FOR THOSE RIGHTS AND OBLIGATIONS WHICH BY THE EXPRESS TERMS HEREOF ARE INTENDED TO SURVIVE TERMINATION.   SUCH AMOUNT IS AGREED UPON BY AND BETWEEN SELLER AND BUYER AS LIQUIDATED DAMAGES DUE TO THE DIFFICULTY AND INCONVENIENCE OF ASCERTAINING AND MEASURING ACTUAL DAMAGES, AND THE UNCERTAINTY THEREOF; SELLER AND BUYER AGREE THAT SUCH AMOUNT IS A REASONABLE ESTIMATE OF SELLER’S POTENTIAL DAMAGES; AND NO OTHER DAMAGES, RIGHTS OR REMEDIES SHALL IN ANY CASE BE COLLECTIBLE, ENFORCEABLE OR AVAILABLE TO SELLER OTHER THAN SUCH LIQUIDATED DAMAGES, BUT SELLER SHALL ACCEPT SAID PAYMENT OF THE ESCROW MONEY AS SELLER’S TOTAL DAMAGES AND RELIEF.

8.3                               REJECTION OR TERMINATION DAMAGES CLAIM

IF (A) SELLER OR SELLER’S LENDERS SEEK BANKRUPTCY COURT APPROVAL TO REJECT THIS CONTRACT, (B) SELLER OR SELLER’S LENDERS FAIL TO SUPPORT ENTRY OF THE CONFIRMATION ORDER BY THE BANKRUPTCY COURT OR (C) IF THE PROVISIONS OF THE SECOND PARAGRAPH OF SECTION 7.5 ABOVE BECOME APPLICABLE AND EITHER (I) SELLER FAILS TO TIMELY FILE A 363 SALE MOTION AS REQUIRED THEREBY OR (II) BUYER IS NOT THE SUCCESSFUL BIDDER IN ANY AUCTION CONDUCTED PURSUANT TO THE 363 SALE MOTION, BUYER SHALL BE ENTITLED TO LIQUIDATED DAMAGES FROM SELLER OF FIVE HUNDRED FIFTY THOUSAND DOLLARS ($550,000) WHICH REPRESENTS THE PARTIES’ GOOD FAITH ESTIMATE OF THE COMPENSATORY DAMAGES WHICH WILL BE SUFFERED BY BUYER AS A RESULT OF ANY ACTION, INACTION, OR OCCURRENCE SPECIFIED IN CLAUSES (A) THROUGH (C) ABOVE.  SUCH AMOUNT IS AGREED UPON BY AND BETWEEN SELLER AND BUYER AS LIQUIDATED DAMAGES DUE TO THE DIFFICULTY AND INCONVENIENCE OF ASCERTAINING AND MEASURING ACTUAL DAMAGES, AND THE UNCERTAINTY THEREOF; SELLER AND BUYER AGREE THAT SUCH AMOUNT IS A REASONABLE ESTIMATE OF BUYER’S POTENTIAL ACTUAL DAMAGES; AND IN THE EVENT OF ANY ACTION OR INACTION SPECIFIED IN CLAUSES (A) THROUGH (C) ABOVE, NO OTHER DAMAGES, RIGHTS OR REMEDIES SHALL IN ANY CASE BE COLLECTIBLE, ENFORCEABLE OR AVAILABLE TO BUYER OTHER THAN SUCH LIQUIDATED DAMAGES, EXCEPT THAT,  IN ADDITION TO THE PAYMENT OF SUCH LIQUIDATED DAMAGES, THE ESCROW MONEY SHALL BE RETURNED TO BUYER FREE AND CLEAR OF ALL RIGHTS AND CLAIMS BY SELLER OR DEBTOR WITH RESPECT THERETO.

/s/ Stan Springel                                                               /s/ David L. Blankenship
Seller                                                                                  Buyer

9.                                      TAKING BY EMINENT DOMAIN

Seller and Buyer agree that if all or any portion of the Real Property is taken or threatened to be taken by eminent domain prior to the Closing, then Buyer shall have the right, by notice in writing to Seller, given within ten (10) days after Buyer receives notification in writing of such taking, to either (i) require Seller to perform its obligations under this Contract and to assign and deliver to Buyer all of the award for such taking, or (ii) to terminate all obligations of the parties under this Contract (except for those which by the express terms of this

Contract are intended to survive such termination) and to require the return of the Escrow Money; provided, however, if such taking does not involve a “material portion” of the Real Property (which shall mean either (1) any part of the Real Property reasonably required for the operation of the Real Property in manner operated on the date of this Contract or (2) any portion or portions of the Land in excess of five (5) acres in the aggregate), Buyer shall be permitted to proceed only pursuant to the foregoing clause (i). If Buyer fails to provide any notice to Seller within the ten (10) day period, Buyer shall not be deemed to have made an election for either clause (i) or clause (ii) above; however, Seller shall have the right in such event to demand by written notice to Buyer, that Buyer makes such election. If Buyer fails to make an election by notice in writing to Seller within five (5) days thereafter, Buyer shall be deemed to have elected to terminate this Contract pursuant to clause (ii) above.

10.                               INSURANCE; DAMAGE OR DESTRUCTION PRIOR TO CLOSING

10.1                        SELLER’S INSURANCE

Seller shall maintain in effect through the Closing Date worker’s compensation insurance as required by law and commercial general liability insurance with commercially reasonable limits but in no event less than Five Million Dollars ($5,000,000.00). Seller shall also maintain all-risk property insurance on the Improvements with limits at replacement value. Seller shall, within ten (10) days of the date hereof, provide Buyer with ACORD 27 (property) and ACORD 25 (liability) certificates of insurance, issued by a duly authorized agent, evidencing the insurance required hereunder. No such policy shall be subject to cancellation or modification except upon at least thirty (30) days prior written notice to Buyer. Seller shall have the right to provide any of its required insurance under blanket policies, but only upon furnishing Buyer with a “per location” endorsement confirming that the insurance coverages required hereunder shall in no way be limited, diminished, or reduced.

10.2                        DAMAGE OR DESTRUCTION

(a)                               Seller’s Notice of Damage; Closing Date

If, prior to the Closing, any of the Improvements or Personal Property are destroyed or damaged by fire or other casualty, Seller shall provide Buyer with written notice of such event within ten (10) days of the damage, which notice shall include the reasonably estimated cost of repair or replacement and written confirmation of the amount of insurance proceeds Seller’s insurer has agreed to pay as a result of such loss, as evidenced by written confirmation from such insurer (collectively, “Seller’s Damage Notice”). In the event of any such damage or destruction, provided Buyer has not elected to terminate this Contract as permitted herein, the Closing shall occur on the later of (i) the date the Closing would have been required to occur in the absence of any such damage or (ii) thirty (30) days following Buyer’s receipt of Seller’s notice of the casualty as required above.

(b)                               Repair Cost $250,000 or Less

If such damage is required hereunder to be insured against by Seller and the repair or replacement of the damaged Property would cost Two Hundred Fifty Thousand Dollars ($250,000.00) or less, (i) Buyer shall proceed with the Closing, (ii) Seller shall assign the all risk casualty insurance proceeds to Buyer and (iii) Buyer shall be credited with the amount of (A) any insurance deductibles not paid by Seller for repairs prior to Closing, (B) any insurance proceeds paid to Seller prior to Closing, and (C) in the event that Seller fails to maintain the all risk casualty insurance required pursuant to Section 10.1, all uninsured restoration expenses which would have been covered by such insurance had the same been maintained by Seller.  If the damage is not required to be insured against by Seller and Seller does not elect to credit Buyer at Closing with the uninsured restoration expenses (which election shall be set forth in Seller’s Damage Notice), Buyer may elect to terminate the Contract by written notice to Seller within ten (10) days following Buyer’s receipt of Seller’s Damage Notice or proceed to Closing without a credit for such uninsured restoration expenses.  If Buyer timely elects to terminate this Contract as aforesaid, then the Escrow Money shall be returned to Buyer and neither party shall have any further liability hereunder (except for that which by the express terms of this Contract is intended to survive such termination).  In the event Buyer elects to proceed with Closing notwithstanding the existence of uninsured restoration expenses which Seller is not required to, and has not elected to, credit to Buyer at the Closing, Buyer shall thereafter have no right to require Seller to pay  or reimburse any such expenses.

(c)                                Repair Cost Over $250,000

If the cost of such repair or restoration exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), then Buyer shall have the option, which must be exercised by it within twenty (20) days after its receipt of Seller’s Damage Notice, to either terminate this Contract or proceed with the Closing.  If Buyer elects to terminate this Contract, then the Escrow Money shall be returned to Buyer and neither party shall have any further liability hereunder (except for that which by the express terms of this Contract is intended to survive such termination). If Buyer elects to proceed with the Closing, then, as conditions to Closing, (i) Seller shall take such action as is necessary to assign all of the all risk casualty insurance proceeds and Seller’s right to receive same to Buyer prior to Closing, and (ii) Buyer shall be credited with (A) any insurance deductibles not paid by Seller for repairs prior to Closing, (B) any insurance proceeds paid to Seller prior to Closing, and (C) in the event that Seller fails to maintain the all risk casualty insurance required pursuant to Section 10.1, all uninsured restoration expenses which would have been covered by such insurance had the same been maintained by Seller.

10.3                        BUYER’S FAILURE TO PROVIDE NOTICE

If Buyer fails to provide the notice to Seller within the ten (10) day period set forth in Section 10.2(b) above or the twenty (20) day period set forth in Section 10.2(c) above, as applicable, Buyer shall not be deemed to have made an election for either terminating the Contract or proceeding with the Closing; however, Seller shall have the right in such event to demand by written notice to Buyer, that Buyer make such election. If Buyer fails to make an election by notice in writing to Seller within five (5) days thereafter, Buyer shall be deemed to have elected to terminate this Contract.

11.                               AGENTS

Each of Seller and Buyer represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transactions contemplated by this Agreement.  If any broker or finder claims any commission or finder’s fee in connection herewith, the party upon whose acts such claim rests shall be responsible therefore. Each party hereby agrees to indemnify, defend, protect and hold harmless the other party against any and all claims of any agent, broker, finder or other similar party to the extent such claims arise out of the acts of the indemnifying party. The provisions of this Section 11 shall survive the Closing.

12.                               INDEMNIFICATION FOLLOWING CLOSING

12.1                        BY SELLER

Seller agrees to indemnify and hold Buyer harmless from and against any and all liabilities, claims, demands, and expenses, of any kind or nature accruing prior to the Closing Date and which are in any way related to the ownership, maintenance, or operation of the Property by Seller, and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees.  Notwithstanding the foregoing, in no event shall Seller be obligated to indemnify Buyer for any liability, claim, demand or expense arising out of any breach of any of Buyer’s representations, warranties or other obligations hereunder.

12.2                        BY BUYER

Buyer agrees to indemnify and hold Seller harmless from and against any and all liabilities, claims, demands and expenses of any kind or nature accruing after the Closing Date and which are in any way related to the ownership, maintenance or operation of the Property by Buyer, and all expenses related thereto, including without limitation, court costs and reasonable attorneys’ fees. Notwithstanding the foregoing, in no event shall Buyer be obligated to indemnify Seller for any liability, claim, demand or expense arising out of (i) any breach of any of Seller’s representations, warranties or other obligations hereunder; or (ii) any obligation of Seller under the Leases.

12.3                        CLAIMS PROCEDURES; SURVIVAL

In the event either party hereto receives notice of a claim or demand against which it is entitled to indemnification pursuant to this Section 12, such party shall promptly give notice thereof to the other party. The party obligated to indemnify shall immediately take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing approved by the other party (which approval shall not be unreasonably withheld or delayed). In the event the party obligated to indemnify refuses to defend such claim or fails to properly and effectively defend such claim, then the party entitled to indemnification may defend such claim with counsel of its own choosing at the expense of the party obligated to indemnify. In such event, the indemnified party may settle such claim without the consent of the indemnifying party.

12.4                        SURVIVAL OF REPRESENTATIONS

All representations and warranties made by the parties under this Contract shall survive the Closing for a period of six (6) months following the Closing, except for Seller’s representations set forth in Section 7.1(xiv) which shall survive indefinitely.  Any proceeding relating to the breach of any representations and warranties (other than the representations set forth in Section 7.1(xiv)) shall be commenced, if at all, within six (6) months following the Closing.

12.5                        ESCROW

Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Holdback Amount”) of the Purchase Price shall be deposited into an account with Title Company (the “Holdback Account”) at the Closing to secure Seller’s obligations hereunder that survive Closing (collectively, “Seller’s Surviving Obligations”) and shall be held by the Title Company in accordance with this Section 12.5 (and any separate agreement required by the Title Company).  Buyer shall make all claims for monies from the Holdback Account in respect of a breach by Seller of Seller’s Surviving Obligations (“Holdback Claims”) in writing to both the Escrow Agent and to Seller on or before the date that is six (6) months after the Closing Date (the “Holdback Expiration Date”).   All monies left in the Holdback Account after payment of any Holdback Claims timely made by Buyer in accordance with the foregoing and determined to be due to Buyer in accordance with this Section 12.5 (including any interest earned on the Holdback Amount) shall be disbursed to Seller and the Holdback Account shall be terminated.  If no Holdback Claims are timely made by Buyer, the Holdback Escrow Amount, together with any interest earned thereon, shall be disbursed to Seller on the Holdback Expiration Date.  All Holdback Claims shall itemize (i) all matters Buyer reasonably believes constitute a breach of Seller’s Surviving Obligations, (ii) Buyer’s estimated cost of correcting or curing each such breach, and (iii) the amount of each such repair or cure cost (identified per item) which Buyer proposes should be refunded to Buyer out of the Holdback Account. Within twenty (20) days following Seller’s receipt of the Claim, Seller shall provide Buyer and Title Company with written notice (the “Claim Response”) specifying, for each line item, (A) whether Seller approves or disapproves of the amount Buyer proposes should be deducted from the Holdback Amount for such line item, and (B) for each disapproved line item, Seller’s reason for such disapproval and the alternative amount which Seller would be willing to accept as a deduction from the Holdback Amount for such line item, if any. Seller shall be deemed to have provided a Holdback Claim Response approving each line item in the Holdback Claim (and Buyer’s proposed deduction from the Holdback Amount) to which Seller does not timely specify its disapproval in accordance with the foregoing requirements, and the Title Company shall, within three (3) business days following receipt of the Claim Response, release to Buyer that portion of the Holdback Amount which is equal to the aggregate cost of repairing the line items which Seller has approved (including any alternative amounts specified by Seller). Each line item specified in the Holdback Claim to which Seller has expressed disapproval in Seller’s Claim Response (whether by disapproving the line item entirely or by proposing an alternative amount for the correction of such item) is referred to herein as a “Disputed Item”.  The amount of the Holdback Amount allocable to any Disputed Item shall be held in the Escrow Account until joint instructions to release the amount are received by Title Company from Seller and Buyer or until the Disputed Item is resolved in arbitration in accordance with this Section 12.5. Buyer and Seller shall negotiate with each other in good faith to reach a mutually satisfactory solution with respect to any and all Disputed Items, and, within thirty (30) days following Buyer’s receipt of Seller’s Claim Response, shall issue a joint instruction to Title Company confirming, with respect to each line item, what portion of the Holdback Amount should be (A) released to Buyer, or (B) retained by Title Company pending further Holdback Claims or resolution of Disputed Item(s). The portion of the Holdback Amount retained by Title Company from time to time is hereinafter referred to as the “Remaining Holdback Amount.” In the event that Seller and Buyer are not able to reach a mutually acceptable resolution of any Disputed Item within the aforesaid thirty (30) day period (or, if both such parties shall agree, any shorter period), after using good faith efforts to do so, the remaining Disputed Items shall continue to be held in the Holdback Account and shall be submitted to binding arbitration in accordance with the terms of the remainder of this Section 12.5.  Any fees and costs awarded to Buyer in any arbitration pursuant to this Section 12.5, or incurred by Buyer in connection with enforcing any arbitration award against Seller following entry of judgment thereon, are included in and shall be recoverable against the Holdback Amount.
(a)                               Agreement to Arbitrate

The parties agree that all disputes and disagreements regarding the allocation of the Holdback Amount with respect to all Disputed Items which are not resolved (as evidenced by a joint instruction delivered to, and in form and substance acceptable to, Title Company) specified in the foregoing paragraph (collectively, the “Disputes”), shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) through its offices in Minneapolis, Minnesota, in accordance with its commercial arbitration rules. Notwithstanding the foregoing, the parties intend to depart from the AAA commercial arbitration rules to the extent any provision of this Section 12.5 conflicts with such rules. Buyer and Seller agree that arbitration shall be the sole and exclusive method, means and procedure to resolve the Disputes. The parties irrevocably waive any and all rights to the contrary, shall conduct themselves in strict, full, complete and timely accordance with the provisions of the remainder of this Section 12.5, and agree that any attempt to circumvent the provisions hereof shall be null and void and of no force or effect whatsoever, provided, however, if the Holdback Amount comes, at any time, under the jurisdiction of the Bankruptcy Court or other state or Federal jurisdiction which does not honor this arbitration agreement, the other party (the party not subject to such jurisdiction) shall be released from this agreement to arbitrate and may pursue any remedy available to it under law or equity.

(b)                               Arbitration Panel

The arbitration shall take place before a panel (the “Panel”) of three (3) arbitrators (each, an “Arbitrator”). The Panel shall be selected in accordance with the AAA’s procedures therefor, provided, that the Panel shall be comprised of (i) a certified public accountant, (ii) an attorney, and (iii) an engineer or general contractor. Each Arbitrator shall have had at least ten (10) years experience with commercial real estate transactions, and at least three (3) years of arbitration experience. If an Arbitrator refuses to act or becomes incapable of acting before the Panel makes its award, and the parties fail to agree in writing on the appointment of a replacement Arbitrator, either party may serve on the other a notice demanding such agreement, and if such appointment is not made within twenty (20) days following delivery of such notice, then the remaining Arbitrators shall have power, following the written request of either party, to appoint such replacement Arbitrator who shall have the same authority in the arbitration as if such Arbitrator were a part of the original Panel. The Panel shall be at liberty to proceed ex parte in case of the nonattendance of any party or its witnesses after ten (10) days prior written notice from the Panel specifying the time and place to appear.

(c)                                Rules of Procedure

The Panel shall fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the arbitration, including any and all rules of evidence, discovery and procedure. The Panel shall not be bound by strict rules of evidence and may hear such evidence as may seem right and proper to it. The Panel shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties shall submit proposed discovery schedules to the Panel at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Panel, and any applicable statute limiting the scope of discovery in arbitration proceedings is hereby waived. The Panel’s discretion shall be exercised in favor of discovery reasonable under the circumstances. The arbitration shall be conducted in Linn County, Iowa. Any party may be represented by counsel or other authorized representative. In rendering its decision, the Panel shall determine the rights and obligations of the parties according to the substantive and procedural laws of Iowa and the terms and provisions of this Contract. The Panel’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. All evidence received by the Panel shall be recorded by a certified court reporter and the written record thereof shall be made available to the Panel and to the parties.

(d)                               Conclusiveness of Decision

The award of the Panel shall be final and binding. Either party shall have the ex parte right to cause the award to be entered as a final judgment in the District Court of Linn County, Iowa, and execution may thereupon be issued on such judgment. Such judgment may not be appealed unless (i) the award was fraudulently obtained; (ii) the Panel determined the award on the basis of a material error of applicable law, and the award would have been substantially more beneficial to the appealing party in the absence of such error; or (iii) the Panel was arbitrary or capricious in determining the award, and the award would have been substantially more beneficial to the appealing party had the Panel not been arbitrary or capricious. Any such permitted appeal shall be filed, if at all, no later than thirty (30) days following the date the Panel delivers the award to the parties. If any controversy arises following issuance of the award as to whether the award has been complied with, such controversy shall be determined by the same Panel, and such Panel shall retain jurisdiction over the Disputes until the award has been fully implemented. No suit at law or in equity based on any Dispute shall be instituted by either party hereto other than to enforce the award following entry of judgment thereon.

(e)                                Scope of Arbitration; Requirements of Award

The scope of the arbitration shall be limited to allocating the Remaining Holdback Amount between the parties (which allocation shall be made in accordance with the applicable terms of this Contract), and awarding reasonable attorneys’ fees and costs (including the cost of the arbitration) to the prevailing party in the arbitration. The Panel shall have no authority to reform the Contract, to determine the parties’ respective rights and obligations as to any matter arising under the Contract other than the Disputes, or to award punitive, consequential or other damages; the Panel shall, however, have power to order that the parties or either of them shall execute, acknowledge and deliver such releases or other documents as may, in the sole discretion of the Panel, be necessary to implement the Award, and the party so directed shall promptly perform all such acts. The award shall be in writing, and shall specify (i) the legal and factual bases for the award; (ii) which portion, if any, of the Remaining Holdback Amount shall be payable to Buyer in connection with each Disputed Item set forth in Seller’s Claim Response, (iii) the aggregate portions of the Remaining Holdback Amount to be released to Buyer and/or Seller (if the Holdback Expiration Date has occurred), and (iv) the amount of fees and costs (and the parties to whom such amounts are owed) payable by each of the parties. If the Panel determines that there is no clearly prevailing party, the Panel shall, in its sole and absolute discretion, allocate responsibility for such fees and costs between the parties. The award shall be delivered by the Panel to both parties and to Title Company.

(f)                                   Implementation

Within three (3) business days following receipt thereof, Title Company shall distribute the Remaining Holdback Amount as directed by the terms of the award. If the award provides that any portion of the Remaining Holdback Amount is to be released to a party responsible for the payment of any fees and costs, such fees and costs shall be debited by Title Company from such party’s share of the Remaining Holdback Amount prior to release of such party’s share of the Remaining Holdback Amount, and Title Company shall directly pay such fees and costs in the manner directed by the award. If the amount of such fees and costs to be paid by such party exceeds such party’s share of the Remaining Holdback Amount, then the award shall specify which of such fees and costs shall be paid by Title Company out of such party’s share of the Remaining Holdback Amount, and which shall be paid by such party directly (provided, however, if such party is responsible for any fees and costs of the opposing party, the responsible party’s share, if any, of the Remaining Holdback Amount shall be allocated first to the fees and costs of the opposing party). The parties acknowledge and agree that Title Company shall be authorized to rely on and comply with the award without making any independent investigation into the matters determined therein, and each of them hereby waives all claims against Title Company arising out of such compliance.

(g)                               Holdback Amount Not a Limitation

Notwithstanding anything to the contrary contained in this Section 12.5, the Holdback Amount shall not (i) limit Seller’s liability for Seller’s Surviving Obligations, (ii) shorten any statute of limitations applicable to Buyer’s time to make claims relating to  Seller’s Surviving Obligations or (iii) require Buyer to subject such claims to arbitration.  The provisions of this Section 12.5 apply only to claims for disbursement of the Holdback Amount.  Subject to Section 15 below, Buyer, in its sole discretion, may pursue any claims (other than claims for disbursements of the Holdback Amount) against Seller for Seller’s breach of Seller’s Surviving Obligations in any court having jurisdiction, including any claims for award(s) not fully paid from the Holdback Amount.

12.6                        SURVIVAL

The provisions of this Section 12 shall survive the termination of this Contract and the Closing.

13.                               NOTICES

Any notice required or permitted hereunder shall be in writing, addressed as provided below and with copies as provided below. Notice shall be deemed effective: (i) upon receipt by the party to be notified; or (ii) five (5) days following deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested; or (iii) the next Business Day following deposit with Federal Express or other overnight air courier with instructions to deliver on the next Business Day, or (iv) as to facsimile transmission on the day received provided that receipt is on a Business Day between the hours of 9:00 a.m. to 5:00 p.m. at the destination, otherwise delivery shall be deemed made on the next Business Day.  Either party may change its address for notice upon at least three (3) days prior written notice to the other party.

If to Seller:

                McLeodUSA Incorporated
                15 E. Fifth Street
                Tulsa, Oklahoma  74103
                Attn: Roy McGraw
                Fax Number:  (918) 419-3304

With a copy to:

McLeodUSA Incorporated

6400 C Street, SW

Cedar Rapids, Iowa 52404

Attn: General Counsel

Fax Number: (319) 790-7901

With a copy (which shall not constitute notice hereunder) to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                333 West Wacker Drive
                Chicago, Illinois 60606
                Attn: Matthew A. Shebuski
                Fax Number:  (312) 407-8593

If to Buyer:

                Life Investors Insurance Company of America
                c/o AEGON USA Realty Advisors, Inc.
                4333 Edgewood Road NE
                Cedar Rapids, IA 52499-5556
                Attn:       Dennis Ford
                                Maureen DeWald
                Fax Number: (319) 369-2188

With a copy (which shall not constitute notice hereunder) to

                                Freeborn & Peters

                                311 South Wacker Drive, Suite 3000

                                Chicago, Illinois  60606

                                Attn: Steven M. Hartmann

                                Fax Number: (312) 360-6573

14.                               ASSIGNS

This Contract shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns, including, as to Seller, Reorganized Seller. This Contract may be transferred or assigned by Buyer to any other entity affiliated with Buyer at or prior to Closing upon written notice to Seller, provided that such transfer or assignment shall not relieve Buyer of any of its obligations under this Contract and the Buyer and such transferee/assignee shall thereafter be jointly liable with respect to such obligations.  In the event of any permitted assignment hereof by either party hereto, any reference herein to such party shall refer to such party’s assignee.

15.                               GOVERNING LAW; JURISDICTION

This Contract shall be governed by and construed in accordance with the laws of the State of Iowa.  The parties agree that, from and after the filing of the Plan, the Bankruptcy Court shall retain jurisdiction over the enforcement of this Contract.

16.                               COUNTERPARTS

It is specifically agreed that this Contract may be executed in one or more counterparts, all of which shall be taken together to constitute but one and the same instrument and shall be binding upon each party who may sign a counterpart of this instrument.

17.                               WAIVER

The waiver by any party hereto of any right granted to it hereunder shall not be deemed to be a waiver of any other right granted herein, nor shall same be deemed to be a waiver of any subsequent right obtained by reason of the continuation of any matter previously waived. Any waiver must be in writing to be enforceable.

18.                               CONSTRUCTION

References in this Contract to sections, paragraphs or exhibits pertain to sections, paragraphs or exhibits of this Contract unless otherwise specified. The term “including” shall not be considered in a limiting nature, but shall be construed to mean “including, without limitation.” The term “person” includes legal entities as well as natural persons. Any section or paragraph headings used in this Contract are solely for convenience of reference and shall not affect the meaning, construction or effect of the Contract. Words denoting the singular shall include the plural and vice versa. Words of the masculine gender shall be deemed to include correlative words of the feminine and neuter genders.

19.                               ATTORNEYS’ FEES

In the event of any litigation, arbitration or proceeding between the parties with respect to any rights or obligations hereunder, the prevailing party shall be entitled to all costs and expenses, including, but not limited to, court costs and reasonable attorneys’ fees incurred by the prevailing party, which costs, expenses and reasonable attorneys’ fees shall be included in, and as a part of, any judgment or award rendered in such litigation, arbitration or proceeding. If any such work is performed by in-house counsel for Buyer or Seller, the value of such work shall be determined at a reasonable hourly rate for comparable outside counsel.

20.                               CONFIDENTIALITY

Each party agrees that it has no present intention of making and shall not make (except to the extent required by law), without receiving the prior written approval of the other party, any public announcement about the purchase and sale transaction contemplated hereby or of any of the terms hereof, including, without limitation, the results of any inspection, test, survey, or study conducted. Prior to Closing, Buyer shall not deliver any of the documents theretofore delivered to Buyer by Seller pursuant to this Agreement, or otherwise knowingly transmit any of the information contained in any such documents, to any third party except Buyer’s legal advisors and Contract Inspectors.

21.                               ENTIRE AGREEMENT

This Contract, including the Exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. No amendment to or modification of this Contract shall be binding or enforceable unless it is in writing and signed by the parties.

22.                               NEGOTIATED TERMS

The terms of this Contract have been negotiated at arms’ length by parties sophisticated in real estate transactions who have had the opportunity to be represented by counsel. Accordingly, any rule of law that would require the Contract to be construed against the party drafting same is agreed to be inapplicable to this transaction and is waived.

23.                               TIME IS OF THE ESSENCE

Time is of the essence of this Contract and each and every covenant hereof.

24.                               “AS IS” SALE

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS CONTRACT, BUYER ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE PROPERTY BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, AND THAT BUYER WILL BE PURCHASING THE PROPERTY “AS IS” AND “WITH ALL FAULTS”, BASED UPON THE CONDITION OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, EXCEPT (A) ORDINARY WEAR AND TEAR AND ALTERATIONS (APPROVED BY BUYER TO THE EXTENT REQUIRED BY THE TERMS OF THIS CONTRACT) TO PREPARE THE PREMISES FOR OCCUPANCY BY SELLER AND (B) AS PROVIDED IN SECTION 9 AND SECTION 10 ABOVE. SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY AND WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY.  WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH ELSEWHERE IN THIS CONTRACT, NEITHER SELLER NOR ITS CONSULTANTS OR AGENTS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UPON WHICH BUYER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO: (I) THE CONDITION OF THE REAL PROPERTY; (II) ECONOMIC PROJECTIONS OR MARKET STUDIES CONCERNING THE PROPERTY; (III) ANY DEVELOPMENT RIGHTS, TAXES, BONDS, COVENANTS, CONDITIONS AND RESTRICTIONS AFFECTING THE PROPERTY; (IV) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, ENCUMBRANCE, LICENSE, RESERVATION OR OTHER TITLE MATTER; (V) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY ELECT TO CONDUCT THEREON; OR (VI) THE COMPLIANCE OF THE PROPERTY WITH ANY ZONING, ENVIRONMENTAL, BUILDING OR OTHER LAWS, RULES OR REGULATIONS AFFECTING THE PROPERTY.   THE PROVISIONS OF THIS SECTION 24 SHALL SURVIVE THE CLOSING DATE.

[Signature Page Follows]

IN WITNESS WHEREOF, this Contract has been entered into by the undersigned Buyer and Seller as of the date first set forth above.

SELLER: McLeodUSA Incorporated a Delaware corporation By: /s./ Stan Springel Name: Stan Springel Its: Chief Restructuring Officer

BUYER:

Life Investors Insurance Company of America, an Iowa corporation

By: /s/ David L. Blankenship

Name: David L. Blankenship

Its: Vice President

By: /s/ Maureen DeWald

Name: Maureen DeWald

Its: Assistant Secretary

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SCHEDULE OF EXHIBITS

A                             Legal Description of the Land

B                             Personal Property

C                             Closing Documents

D                             Property Information

E                              Form of Deed

F                              Bill of Sale and General Assignment

G                             Property Lease Form

H                             Martha’s Way Lease Form

I                               Staging Plan Term Sheet

J                              Redevelopment Agreement Assignment

K                             Steering Committee Letter

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